Exhibit 99.1

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

BEI TECHNOLOGIES
Fourth Quarter 2004 Earnings
November 11, 2004
8:00 am PT

Conference Coordinator:	Good day (unintelligible) and all on the conference line. Welcome to the BEI Technologies fourth quarter 2004 earnings conference.

During the presentation, all participants will be in a listen-only mode. Afterwards, you will be invited to participate in a question and answer session. At that time, if you have a question, you will press the star and 1 on your touchtone phone to register for the question.

As a reminder, this conference is being recorded on November 11, 2004.

I would now like to turn the program over to Jordan Goldstein of Financial Dynamics. Go ahead, please.

Jordan Goldstein:	Thank you operator, and good morning everyone. This is Jordan Goldstein with Financial Dynamics, investor relations counsel to BEI Technologies. Thank you for joining us today for BEI’s conference call and Web cast to review financial results for its fiscal 2004 fourth quarter and full year ended October 2, 2004.

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

After the close of market yesterday, BEI Technologies announced its fourth quarter results. If you have not received the release and would like to, you can call the San Francisco office of Financial Dynamics at (415) 439-4504, and we will send you a copy.

Additionally, we have arranged for a replay of this call, which may be accessed by phone. This replay will be available approximately one hour after the call’s conclusion, and remain in effect through Thursday, November 18, until 9:00 pm Pacific time. The dial-in number to access the replay is (800) 938-1603. From international locations, the replay number is (402) 220-1549. No pass code is needed.

In addition, this call is being Web cast live with an archived replay also available. To access the Web cast, go to BEI Technologies’ Web site at www.bei-tech.com.

Please note that today’s call is copyrighted material belonging to BEI Technologies, and cannot be rebroadcast without the company’s express written consent.

Before we get started, as a reminder, during the course of this conference call the company may make projections or other forward looking statements regarding future events, or the company’s beliefs about its business prospects and disclosure about factors management believes will affect its revenues and earnings for its current fiscal 2005 first quarter ending December 26, 2004, and results for the full year ending October 1, 2005. We wish to caution you that such statements are just predictions, and involve risks and uncertainties. Actual results may differ materially.

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

Among the important factors that could cause actual results for all periods discussed to differ materially from those forward looking statements are risks associated with future timely development, acceptance, and pricing of new products, potential impact of competitive products and their price, the ability to manufacture products in sufficient volumes on an efficient and timely basis, general economic conditions a they affect the company’s customers and strategic partners, as well as other risks detailed from time to time in the company’s reports to the Securities and Exchange Commission, including its form 10K for fiscal 2004.

In addition, the factors underlined in the company’s forecasts are dynamic and subject to change. And therefore these forecasts speak only as of the date they are given. The company does not undertake to update them. However, they may choose from time to time to update them. And if they do so, they will disseminate the updates to the investing public.

And with that out of the way, I’d like to turn the call over to BEI management, let by Charles Crocker, Chairman and Chief Executive Officer of BEI Technologies.

Charles Crocker:	Thank you, Jordan. Good morning, ladies and gentlemen, and welcome to BEI’s fourth quarter and year end conference call.

Joining me in this conference call will be Dr. Asad Madni, our president and Chief Operating Officer, and Mr. John Laboskey, our Senior Vice President and Chief Financial Officer.

First, as we announced, consolidated after tax income for the fiscal 2004 fourth quarter was $2.764 million or 19 cents per share, after a charge of

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

seven cents per share. That compared to a consolidated after tax net income of $2.250 million or 16 cents per share for the fourth quarter of fiscal 2003.

Net sales for the quarter increased to $70.1 million, while automotive revenues were $43.6 million, or 62.2% of the total.

For the full year, BEI achieved record revenue, with revenue up 31.6% to $281.3 million, and net income up 109% to $11.643 million.

Earnings per share were 80 cents for the year, inclusive of the charge of seven cents.

The charge was incurred in anticipation of management reaching agreement with a large customer regarding the performance of certain BEI industrial products in a specific hostile environment. We believe this prospective settlement is consistent with BEI’s corporate commitment to the quality and reputation of our products.

BEI is reviewing the need for Hungarian registration, as demand for current generation automotive components produced in that country is now declining. Like BEI, many U.S. companies have been delayed in securing Hungarian registration. BEI’s failure to achieve registration in quarter four resulted in a reduction in automotive revenue of $5.9 million, but had no impact on profitability.

As you know, we regard our markets as including automotive and transportation, industrial and commercial, and government aerospace and defense. We are pleased that in 2004, BEI’s revenues from all three marketplaces showed good growth over the prior year.

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

In automotive, our long term agreement with (Continental Tevis) continues to progress. Favorable regulatory review in the U.S. and continuing strong interest by automotive customers has caused Continental to announce substantial anticipated increases for 2005 in electronic stability control systems, ESC. Our other customers, including (Aki Bono) in Japan, are also making good progress.

As a result, we continue to produce these stability control sensors near BEI’s maximum capacity, while continuing to add capacity for further expansion. As announced, Systron Donner automotive division production efficiency is being affected by increased overtime, shipping costs, and machinery wear. We are working hard to get ahead of the new demand, and have hired outside consultants to assist us in further automating our GyroChip production capability.

In general, if we look behind BEI’s solid performance for 2004, there are signs that the company is building real long-term value into its operating units, which should continue to benefit the company in the future. Our Systron Donner inertial division, for example, introduced new products and captured new customers and programs during the year. We believe the division laid the groundwork for solid incremental growth in 2005 and beyond.

The same can be said for both our precision systems and space division in Arkansas, and our industrial encoder division in Galena, California. Both divisions have added products and captured new customers during the year. Given reasonable economic growth in the U.S., we see continuing strong incremental revenue progress in both these divisions.

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

Systron Donner automotive has been discussed, and 2004 may be the first of several record years of earnings for the division.

Our Kimco and Duncan divisions went through great change in 2004, but we believe these divisions have also begun to build strong foundations for future progress. Our low cost Mexican manufacturing capacity continues to grow successfully. Kimco is also having good results from utilizing Asian manufacturing suppliers where it is appropriate.

We continue with growth initiatives begun in prior quarters. BEI sponsored research at three prominent California universities is progressing well. We completed negotiations to license important non-contacting torque sensor technology from NCTE Engineering in Germany. Products employing this technology should complement BEI’s in-house non-contacting capacity torque sensor as a second product offering.

We believe there is a substantial market for, and customer interest in, non-contacting torque technology. Several automotive companies have expressed interest in our technology.

Our cash at quarter end was $8.2 million. Cash generated from operations has been sufficient to fund the company’s operating requirements, including the capacity expansion at Systron Donner automotive.

Our acquisition of Newall measurement systems occurred after year end. As Dr. Madni will describe, we’re excited at Newall’s prospects as a part of our business. We believe we have purchased a strong, well-managed technology unit with good synergies in the market we serve.

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

In conclusion, we will continue to work on our important strategic goal, to rebalance our business and further enhance growth in non-automotive marketplaces. At the tactical level, the biggest challenge BEI now faces is meeting our automotive customers’ accelerating demands. We are working hard to meet this and other challenges, and we continue to see substantial opportunities for the company over the course of 2005.

I will now give the podium to Dr. Asad Madni, our President and Chief Operating Officer.

Asad Madni:	Thank you, (Charlie), and good morning, ladies and gentlemen.

We have continued to make significant progress in the strategic initiatives that the company is pursuing. As of the end of Q4, we have shipped a cumulative total of 5,582,000 sensors under our 9.3 million unit, multi-year agreement with (Continental Tevis). Approximately 1,078,000 sensors were shipped during Q4 to all customers. We launched five new platforms during the quarter. We still expect that the 9.3 million unit order will be completed in approximately the 2005 calendar year time frame.

Our efforts to increase manufacturing capacity and reduce cost continue to make progress. We are pleased that Systron Donner automotive division will have achieved an annual production capacity of approximately five million sensors by December 2004.

Systron Donner automotive division has also launched an automation study for the current quartz fabrication processes in conjunction with an expert MEMS automation consulting firm. This study phase for (Q-fab) automation is to be completed by mid-Q2, with recommended implementations expected

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

to follow immediately. Additional implementation scheduling will be determined during the latter part of Q2.

Systron Donner inertial division continues to win new business for its QRS11, (SeaMidget), and (Athena Guidestar) products. The division added two new major customers for its MMQ50 inertial measurement unit.

The Rockwell Collins air show is using the MMQ50 as a platform positioning sensor for commercial aircraft. Honeywell is using the product as part of a military helicopter standby attitude system.

BEI’s program of strategic investments in small companies with proprietary technologies is achieving some success. While accounting regulations required an impairment write down of $1.5 million on our Athena investment in 2003, that company is making good progress and to date we have received orders to manufacture (Athena Guidestars) for approximately $4.5 million.

BEI is also working with (Athena) to utilize their technology in other BEI market sectors.

Systron Donner inertial division continued its product developments at a brisk pace. The H1 helicopter QRS11 based autopilot upgrade product entered qualification testing. In addition, SDID received the first low rate initial production award for this product. QRS11 based product development for the (BAE hop trainer) continued with most of the design being finalized during the quarter.

The air show design using MMQ50 was completed, and a prototype unit was delivered to the customer.

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

Our new low cost gyro based on our automotive quartz (rate) sensor, which we refer to as the LCG50, was introduced during the quarter. Three significant orders have already been received, for a total quantity of over 1000 sensors. Additional interest in the product has been identified worldwide.

(Danton Electronics) has made its first production (intense) shipment of (end cap) utilizing a new proprietary application-specific integrated circuit for an advanced electrical hydraulic power steering application for off-highway use. This product is the culmination of three years of cooperative development in optimizing key (end caps) features such as true absolute non-contacting position in a very dense package size into a custom steering sensor with (canvas) output. This device utilizes a BEI proprietary (A6) that includes a number of intelligent signal conditioning and self-correction features, such as continuous monitoring, temperature compensation, and zero reset calibration.

Other configurations are being supplied as evaluation samples to various automotive customers.

(Danton Electronics) continues its development of the belt tension sensor product, with a production (intended) design finishing testing in early November 2004. Results show excellent performance over temperature using a licensed proprietary micro transducer concept.

BEI will be shipping prototype quantities of this sensor to a large domestic OEM in late January, 2005. BEI remains confident on the viability of this cost effective technology in displacing current belt tension sensors for passenger car and light truck applications.

As mentioned in the most recent quarterly call, Kimco’s initiative to pursue high volume programs for its low cost manufacturing centers continues to

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

look promising. In Q4 the division received a 10,300 unit voice call actuator order for an advanced proprietary medical device. Currently, Kimco manufacturing and engineering personnel are in Asia to set up the manufacturing lines for this product. We expect the lines to be in place by the end of this calendar year, with production scheduled to start in January, 2005 at the rate of 500 actuators per month, and increasing to 1000 actuators per month by July, 2005.

The Kimco facility relocation and reorganization effort is now complete. All Kimco volume production with the exception of military programs has been moved out to the low cost manufacturing center in Mexico. All remaining Kimco programs moved to the new business and technology development center located in Vista, California. This center is staffed with sales, engineering, and administrative support personnel. The Kimco facility in San Marcos, California has been completely vacated.

(Duncan Electronics) will be moving out of the Tuscan, California facility into a smaller facility located in Irvine, California. Leasehold improvement construction in the new facility will start this month.

Precision systems and space division, SSD, has delivered the first prototype azimuth encoder to Lockheed Martin for the F35 joint strike fighter electro-optical targeting system. The first prototype elevation encoder is scheduled to ship this month.

As previously announced, we are extremely pleased with the acquisition of Newall Measurement Systems, Ltd., a leading manufacturer of proprietary products including high-quality digital readout systems and digital linear encoders. Newall, which is based in the United Kingdom, serves machine tool and process automation markets in North America, Asia, and Europe.

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

We believe the addition of Newall products will be a natural extension of BEI’s product portfolio, serving automotive, industrial, and aerospace and defense markets.

BEI’s industrial automation direct sales force is expected to strongly complement Newall’s sales efforts in marketing opportunities for their products. Subject to further development, we believe the novelty of Newall’s proprietary technology could significantly expand BEI’s penetration in linear motion applications.

We’re also excited about the technology license agreement and equity investment that BEI has made in NCTE Engineering GMBH, referred to as NCTE, a German corporation. The license is for a proprietary, non-contact torque measurement technology, with potential applications in the automotive, heavy equipment, and industrial markets.

Applications could include electronic steering sensing, variable transmission sensing, and industrial robotics applications. The need for a reliable, non-contact, cost-effective torque sensor to complement numerous electric motor applications is becoming increasingly evident.

BEI’s license is exclusive for targeted markets in American and Japan, and will include certain non-exclusive rights for the rest of the world.

NCTE products are currently used in formula 1 racing cars and several industrial applications, ad have been approved as the working standard for torque measurement by the German Measurements Standards Agency.

Based on the foregoing, we think NCTE’s magnetic torque sensing technology will fit well in BEI’s expanding product portfolio. BEI will

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

provide development, marketing, and manufacturing capabilities to grow the market for this proprietary new sensor technology.

BEI acquired a 6% equity stake in NCTE, for a total investment of approximately $2 million. BEI will also pay future royalties, based upon its use of the licensed technology.

Finally, management and all members of the BEI team are looking forward to an exciting and rewarding fiscal year 2005.

Let me now ask John Laboskey, our Senior Vice President and Chief Financial Officer, to present the company’s financial results.

John Laboskey:	Thank you, Asad. Our book to bill ratio for the quarter was 1.1. Revenue of $70.1 million included 43.6 million in automotive sales, an increase of 2.7 from the third quarter of 2004 with higher GyroChip unit sales to our largest customer. Industrial sales of $21.2 million were down .7 million from the third quarter of 2004, due mostly to decreased shipments of actuators to semiconductor capital equipment applications.

Government sales were $5.3 million, a decrease of 12% from the third quarter sales of $6 million, due mostly to reduced quartz sensor sales to the military.

Quarter Four gross margin was $15.6 million, a decrease of $1.5 million from the third quarter, mostly due to the unfavorable effect of the $1.6 million charge.

Also affecting margin was the continuing operating inefficiency at Systron Donner automotive, due to capacity constraints.

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

SG&A expenses decreased slightly compared to the third quarter of 2004, with lower variable spending. R&D spending increased in the fourth quarter over the third quarter, due to increased spending associated with the development of the MicroGyro.

The tax rate for the year was adjusted in the fourth quarter to primarily reflect the benefit from credits for greater foreign sales.

Net income was $2.764 million, or 19 cents per share fully diluted, including the seven cent charge.

Moving on to the balance sheet, cash decreased from $11.5 million to $8.2 million during the fourth quarter of 2004. Accounts receivable increased on higher revenue levels, with DSOs increasing to 57 days with high September shipments. Inventories increased compared to the third quarter of 2004, mostly due to higher activity levels at our BEI Systron Donner automotive division and a small build of (safety stocks).

Other current assets increased due to the increase of deferred taxes and an increase in other receivables.

Looking at the liabilities, trade payables and accrued expenses increased on higher activity levels and cash management efforts.

Looking at the first quarter of 2005, ending December, we see revenue levels in the mid-$70 million range. We continue to run at surge capacity for GyroChips, resulting in less than favorable operating efficiency. Gross margins should be in the 24-25% range. Engineering expenses should remain level, supporting the development of the MicroGyro.

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

(Jordan Goldstein):	We have now concluded the formal presentations, and will welcome your questions. Operator, can you convene the queue, please?

Conference Coordinator:	Yes. At this time if you would like to ask a question, please press the star and 1 on your touchtone phone. Again, to register for a question please press the star and 1 on your touchtone phone. Again, if your question has been answered, you may remove yourself from the queue by pressing the pound key.

One moment while we queue up for questions.

Our first question comes from Sid Parakh with the Robins Group. Go ahead, please.

Sid Parakh:	Hey, good morning, gentlemen. Quite a few questions. I’ll just start off. Can you give us a breakdown of how many units were shipped to Poland versus like different geographic regions?

Charles Crocker:	No.

Sid Parakh:	No? Okay. Now that you haven’t gotten registration for awhile, how long do you think it will take? And what are the possible implications if, say, you don’t get it for another quarter or two?

Charles Crocker:	Well I think since, Sid, that configuration of product is rapidly declining, we will probably maintain the current situation and just let it run out.

Sid Parakh:	So you probably won’t push for registration.

Charles Crocker:	That’s correct.

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

Sid Parakh:	So now when you guide for $75 million in revenues for the next quarter, does that — what does it assume? Does it assume

John LaBoskey:	That assumes that it’s status quo. As opposed to last quarter, when we really felt that we were close to registration. I think we understand now that we’re not as close. So we will just maintain the relationship as is and assume that in our guidance.

Sid Parakh:	So you would basically — I mean, so the $70.1 million in revenue this quarter should be comparable to the $75 million that you’re guiding for — or the mid-70’s that you’re guiding for next quarter?

John LaBoskey:	Correct.

Sid Parakh:	Okay. Also now going into 2006. Can you give us an idea for what will happen to revenues? I mean, I know it’s pretty difficult to precisely lay that out. But, I mean, any sense of what it can be like?

John LaBoskey:	Sid, I just can’t go there.

Sid Parakh:	Okay. Just on the general market trends for electronic stability controls penetration, what kind of trends are you seeing in the U.S. versus Europe? And where do you think the rest of the world stands in terms of penetration? And how do you see the three different regions moving?

Asad Madni:	Well, Sid, this is Asad Madni. I think that you have probably read the same news releases that have been made by the major OEMs and by NHTSA. And I think that our expectations in terms of growth, pretty much matches that.

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

Sid Parakh:	But that’s just the U.S. I guess. What about Europe and

Asad Madni:	No, I’m talking about worldwide.

Sid Parakh:	Okay. So.

Asad Madni:	Certainly United States and Europe, which are big markets for our major customers.

Charles Crocker:	I should add as guidance that I will be spending some time in Japan at the end of the quarter, and expect to get an update on the Asian marketplace at that point. So unfortunately, the question is a little bit premature as regards to Asia.

Sid Parakh:	Okay. But it’d be safe to make an assumption that most of your shipments are still to Europe and the U.S. Is that correct?

Asad Madni:	I would say that perhaps the majority is. But we also supply to Asian OEMs through our customers.

Sid Parakh:	Okay. And — I’m sorry — and just a quick take on the industrial market growth. I know you’ve talked about it, the initiatives that you’ve taken. Should we expect to see more of acquisitions related activity, or just core business growth with what you have right now?

Charles Crocker:	I think we are looking hard to find appropriate acquisitions. Again I would remind you that we are looking for proprietary technology. We do not want to get involved in commodity-like businesses. And we are looking for businesses that are closely allied to our expertise in sensors and motion sensing. But yes, I think we very much want to continue to grow the business with acquisitions.

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

Sid Parakh:	All right. And one final question. Can you just quickly comment on what should we assume as the tax rate going forward?

John LaBoskey:	I think you can go back to 37%.

Sid Parakh:	Okay. Thank you gentlemen.

John LaBoskey:	Thank you, Sid.

Conference Coordinator:	The next question today comes from (Jed Dorsamer) with (Adams Harkness). Go ahead, please.

(Jed Dorsamer):	Yes. Thank you. Hey guys. Couple questions, if I could. First, in the auto business, the non-gyroscopic sales. Was that still roughly 10%?

John LaBoskey:	It’s a little bit less.

(Jed Dorsamer):	Little bit less? All right. And maybe you could help me — I think in the scripted commentary you had mentioned that you’re moving over to more rollover stability control platforms. Wouldn’t that have a better (ASP) or favorable mix (shift)?

John LaBoskey:	Yes.

(Jed Dorsamer):	So if we look at this particular quarter, if you shipped 1.1 million sensors, yet the total auto revs were about $43.6 million, are (ASPs) (coming) down at a faster rate than they were before? Or

John LaBoskey:	I think that’s more the mix with the situation with the Hungarian issue.

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

(Jed Dorsamer):	All right. Could you maybe expand on that a little bit, as far as how registrations work and some of the moving parts? I guess I’m not as familiar with that particular issue.

John LaBoskey:	(Jed), frankly since — I don’t think it brings much value, because I think at this point in time it’s an issue that isn’t that important. We’re just moving away from it.

(Jed Dorsamer):	All right. The — moving over to the voice coil actuator:
What type of (ASPs) will that have?

Asad Madni:	Voice coil actuators in general (Jed), are in a pretty broad spectrum. The particular contract that I talked about was unit price for those kind of quantities was under $100. There are other voice coil actuators that go into several hundreds of dollars. But the particular contract I referred to in my text was for a proprietary medical device. And the (ASPs) there are under $100.

(Jed Dorsamer):	Thank you. I guess just a follow up on the previous question with respect to 2006. Another way to ask it is maybe — are you still on track to offload the housing business in the (Fifth John Donner II Continental Tevis) in.

John LaBoskey:	Yeah as we go through the contract of the $9.3 million units which as I’d said we intend to complete in 2005 then we begin to transition into the new contract.

(Jed Dorsamer):	Got you, so that will create a step down function in revenue but on a profitability basis you would likely be more profitable per unit?

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

John LaBoskey:	Well let’s not go more profitable but the idea there is that we transition into a different relationship.

(Jed Dorsamer):	Right, great. I’ll pass it on and let somebody ask. Thanks guys.

John LaBoskey:	Thanks (Jed).

Conference Coordinator:	The next question today comes from John Franzreb with Sidoti & Company. Go ahead sir.

John Franzreb:	Good morning gentlemen.

Man:	Good morning John.

Man:	Good morning John.

John Franzreb:	I want to touch a little bit about the capacity constraints. Could you kind of give us a sense that when you hit that $5 million threshold at yearend what kind of margin benefit we should expect when you hit that threshold?

John LaBoskey:	You know, John that would be predicting something that until we experience it I would feel uncomfortable predicting.

John Franzreb:	Okay.

John LaBoskey:	But I would sure like to be there and understand it and then we could talk about it.

Charles Crocker:	Would it be helpful to make just a couple of comments on what’s going on at

BEI Technologies
Fourth Quarter 2004 Earnings
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the division just so you appreciate the problem John because I know you follow this really closely. But let me just make a comment that first we are working hard to manage the existing production and a real effort to stay up with customer demand.

Second we are working very hard to add capacity to manage the demand that we coming — that we see coming down the pike.

John Franzreb:	Uh huh.

Charles Crocker:	Third we are working very hard to automate the entire process so that we as we add this volume there are increasing opportunities for automation which should clearly offer us increasing opportunities for efficiency.

And then finally as the division is working very hard to develop the advanced products that we see coming down the pike for 2006, (7) and (8).

So we have a lot of moving parts going on and let me turn it over to Asad for some further comments.

Asad Madni:	John right now we have a capacity in place on an annualized basis of 4-1/2 million sensors.

John Franzreb:	Uh huh.

Asad Madni:	As I mentioned by December of 2004 we will at an annualized capacity rate of 5 million sensors. By summer of next year we are to be at a capacity rate of 5.5 million sensors.

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

So as you can see there’s a pretty significant ramp up. While we are doing the ramp up as (Charlie) mentioned we are looking particularly at the (Q580) which is a (core) fabrication process. And we believe that it is in this area that further optimization leading to higher efficiencies and lower costs is very possible and for that reason we having gotten an absolute expert (mens) automation consulting firm that is giving us their independent assessment. And you will see that we will be starting to implement some of those recommendation in mid-Q2.

John Franzreb:	Given the fact that you’ve called this almost exponential growth that’s going on for the GyroChip has any consideration been given to sort of outsourcing some of the production?

Asad Madni:	John yes we have, especially with regard to our electric (unintelligible) the PC circuit boards. And as we talked about transitioning some of the mechanical housing and connector assemblies to Continental but as far as the core technology which is the quartz fabrication building the (nugget) all those processes number one, there is nobody else who can do it and, number two, that is extremely proprietary to us. That is our competitive base.

Charles Crocker:	And I would add finally John that I think it runs counter to our strategy which is to be the high volume producer in the world.

And the whole effort here is to automate, invest and become the most efficient producer in the world because we think volume leads to efficiency. It leads to economy and so we think what we are building here is a very substantial asset that has a substantial competitive advantage also.

John Franzreb:	Okay so then (Charlie) how about this then. I mean mid-2005 is not that far away. Will you still be adding capacity after that?

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

Charles Crocker:	It’s certainly possible.

Asad Madni:	As we sit with the visibility at this point and with the demand placed by our customers we have two fundamental rhinestones. Number one, by December 2004 to be at a capacity — annualized capacity of 5 million and by summer of 2005 to be at an annual capacity of 5.5 million.

Now if you look at that trend it is a positive slope. And we are certainly looking forward, very anxiously, to maintaining that slope. But it all depends upon how the market, once again, accepts stability control in newer platforms.

So one has to always take that into account.

John Franzreb:	Okay I just want to switch gears for a second. Asad you mentioned (M) (Caps) for off road applications. You know, you once viewed that as what I think you termed as a homerun type of product potential.

Asad Madni:	Yes.

John Franzreb:	And I think you said it was going to be over $50 million.

Asad Madni:	Yes.

John Franzreb:	Are you still comfortable with those kind of targets or do you — are you kind of scaling them back?

Asad Madni:	I.

BEI Technologies
Fourth Quarter 2004 Earnings
11-11-04/8:00 am PT

John Franzreb:	Where are you on that product kind of a roll out and achieving those goals of two or three years ago?

Asad Madni:	Let me answer this question in two different sentences. Number one, yes we are as excited as we ever were about the NCAPS. Number two, as we sent out samples to people and that is the way we want to do our product development is to be market driven.

Our customers came back after evaluating the samples with several recommendations. Those recommendations are being implemented, not the least of which being that all the electronics has to be embedded in an (ASIIC) with some very specific functions.

That is what we are in the process of doing and getting samples out to those customers who have given us the input.

But to answer your question, do I still think it’s a homerun product? I certainly do and I’m really looking forward to this product becoming a good product for BEIT.

John Franzreb:	Fifty million dollars?

Asad Madni:	I don’t believe I used the number $50 million before so it would be hard for me to validate. I can just say that I consider this to be a product that become (ubiquitous).

John Franzreb:	Okay thank you Gentlemen.

Man:	Thanks John.

BEI Technologies
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Conference Coordinator:	We move next to the set of (Mike) Harris with Robert W. Baird. Go ahead sir.

Michael Harris:	Good morning everyone.

Man:	Hi (Mike).

Man:	Hi (Mike).

Michael Harris:	The 7 cent charge in the quarter you comment in the release that there’s some confidentiality provisions as part of the settlement so I don’t imagine I’m going to get too much detail here. But I guess the question is do you view this as an isolated incident and (unintelligible) reoccur going forward regarding these specific products?

Asad Madni:	(Mike) let me answer it as follows. This was a contractual relationship with a large customer. This was for a very hostile environment and condition which was unique to us. When we shipped the product we met the specifications that were laid on us. The customer implemented these products. We believe there wasn’t sufficient feedback but at the end of the day it was determined that after long usage these products were going out of spec because of this extremely unique environmental condition which was very hostile.

In order to maintain our relationship on an ongoing basis with this customer and in order to establish the validity of our convictions in terms of quality we decided to amicably settle this and look forward to further relationships with that customer which would be lucrative for us.

Michael Harris:	Okay fair enough. I appreciate the commentary there. You know, it does sound like that you met CT’s demands during the quarter. You’re targeting 5

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million annualized run rate by the end of the calendar year ‘04 which is good news.

I’m just trying to get a sense, you know, when you look at CTs GyroChip requirements over the next two quarters how does Systron Donner’s capacity or ability to meet their requirements currently stand?

I guess I’m trying to get a sense regarding this incremental cost you’ve been incurring recently. If these are — have these peaked out or are they going to get better or worse in the near term?

Asad Madni:	(Mike) that’s a — that’s quite a complicated question. But let me just say this that we are making every effort to meet these requirements on a quarterly basis for CT including Search capacity.

Having said that the world is not an ideal place and certain things happen when you ramp at such an exponential rate. It could be a machine coming down or it could be a process that has some variation because of maintenance. And so we are doing everything possible to put in appropriate checkpoints and make sure that we transition and ramp in the most efficient manner.

But having said that we have to understand it’s not an idealized condition.

Charles Crocker:	We might add to that however that we have worked very hard to maintain quality so that even in this ramp up it is extraordinarily important that we maintain automotive standards very high quality.

So there has been that effort going on simultaneously.

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Michael Harris:	Okay. I just — just to switch gears here on the military front, you know, your revenues year-over-year were flattish once again in the quarter. And I just was curious can you give us an idea of what type of revenue growth you’re expecting in Fiscal ‘05 for this area?

Asad Madni:	(Mike) I can’t give you any specific numbers but I can say that we are expecting growth because some of the contracts that we have won can lead to a very substantial business.

Having said that, you know, the gestation period of military programs. Our (Qdars) for example, the (Quartz Dulax) great sensor. We received an order from a customer for 30 units for initial evaluation units for an extremely large missile program. Now if we are successful and our product is accepted then we have a very good growth rate there.

Likewise there are several other programs on which we have gotten in on the initial phase because of the technology, because of our size and because of the reliability.

So are we looking for growth? Absolutely. How much? I think at this point I’m not qualified to give you a specific number because I do not know the gestation period of these programs.

Michael Harris:	Okay I appreciate that. And just last question here, in your industrial business, you know, you attributed the year-over-year strength in revenues to an improving manufacturing sector and also higher quartz sales in the commercial aerospace, if you could just break it down for me how much of the strength you attribute to one versus the other or was it pretty even between the two?

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John LaBoskey:	You know I think going into that level of detail doesn’t really do any benefit to anybody but.

Michael Harris:	It does to me.

John Laboskey:	Just in general, you know, factory — the factory (floors) has gotten a little bit better but, you know, we have sectors within there that go up and down. I think generally speaking right now the thing that is affecting the industrial business more than anything else is the semiconductor capital equipment market.

Michael Harris:	Okay and then I know that that weekend for you in Fiscal Q3 where do we stand right now with that market?

John Laboskey:	It continues very weak.

Michael Harris:	Okay okay well I’m going to end it there because I know you guys are very busy. So thank you.

John Laboskey:	Thanks (Mike).

Conference Coordinator:	We move next to the site of (Mark Gross) with California State University. Go ahead please.

(Mark Gross):	Thank you, good morning Gentlemen.

Man:	Good morning Professor.

Man:	Good morning Professor.

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(Mark Gross):	Congratulations on a really nice year — a fantastic year. I have a question about ASPs if I could follow up on that. If I look at auto revenues and unit sales 2003, 2004 even if I fold back the registration related revenue losses and even if I assume (unintelligible) extra percent of auto revenues where Gyro sensor in 2004 versus 2003 I’m coming up with an ASP decrease of about 20% year-over-year.

And looking over the last few years I’m getting 15% to 20% in that range. And I’m just wondering if capacity goes up 25% roughly year-over-year and ASPs are going down about 20% it sort of — it — there seems like you could be treading water at some point. And I wonder if you could comment on that and comment on the visibility you may have now with a long-term contract with CT through 2011.

John LaBoskey:	(Mark) a couple of things are being affected there. One, you know, first of all as you understand on a yearly basis we negotiate our contracts and that’s a function of quantity and cost. But what is also as important is the configurations of products that are going through the marketplace.

And if you look at that configuration on a relative basis world stability control has the highest ASP, a cluster unit which has a (YA) sensor and Excel has mid-level and then the sensor module which essentially a nugget on a board which we — which CT drops into their module is the lowest ASP.

And I think if you look at those configurations and the mix within the product over the last two years, particularly in this last year the sensor module is becoming a higher percentage of the mix that has an effect on the ASP.

So on a go-forward basis I think what I could say is the benefit would be (RSB) becoming a stronger portion of the mix.

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Asad Madni:	Professor (Gross) this is Asad Madni. The RSC as we speak right now, the sales for that as an overall percentage is very very low. And what — like John said what we’re looking for is the acceptance of RSC and the forward announcement we feel very encouraged.

So if the RSC sales go up our average unit price will go up. But having said that, the offset to that would be if the central module sales go up at the same pace so it’s kind of a complex question to answer in terms of what we really expect the ASP. We certainly would hope that RSC will dominate but that may not necessarily plan out exactly that way.

(Mark Gross):	Okay so for modeling purposes would — could you just stick a rough number on it, with 10% decrease due to the changing product mix be reasonable for the next two years?

Asad Madni:	I think that Professor we don’t know because we really do not have guidance from the customer for any substantial (unintelligible) in terms of what the mix will be.

Charles Crocker:	And it would be fair to say that our customer in turn has to respond to the demands of their customers which is really based on consumer preferences.

John LaBoskey:	And if we gave you the average selling price we would be giving our competitors an average selling price which is a very important piece of information.

(Mark Gross):	Well I didn’t want the average selling price, just how it’s going to change with time.

John LaBoskey:	Well I think you’re doing the same thing. It’s a tough mix.

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(Mark Gross):	If I could ask a couple of other quick questions. I don’t think you’ve shared the purchase price for (renewal) measurements this soon. Are you willing to do that?

John LaBoskey:	No, you’ll probably see it next quarter in the cash flow but it — we have basically said that it was less than one-time sales.

(Mark Gross):	And.

John LaBoskey:	And sales are $12 million.

(Mark Gross):	Right and I believe that CT has an escape clause that should you be unable to meet their requirements then they can go back to a second source. Do you feel that this happening in 2005 is extremely unlikely, very unlikely, unlikely, possible?

Charles Crocker:	I would respond to that by saying clearly our business goal is to be the volume producer in the world. There is no second source that begins even to touch our volume. So first I think it would be very unlikely given the close working relationship that we have with CT.

And second it would be extraordinarily difficult for the economics of a very large volume producer to be matched by a much smaller producer. And I’ll ask my colleagues to weigh in.

Asad Madni:	Professor (Gross) Continental tells us is working very closely with us. I believe that our relationship is based on professionalism and trust. They’re also working very closely with us on our micro Gyro project because they see

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that as giving them a tremendous advantage in the marketplace. That is going to be our single chip solution with the quartz (unintelligible).

And so at this point I would have to say that with the visibility that we do have with the basis of the relationship that we certainly perceive from our perspective we think that something of that nature in 2005 would be highly unlikely.

(Mark Gross):	Okay and thank you very much and keep up the good work.

Man:	Thank you sir.

Man:	Thank you.

Conference Coordinator:	We move next to the site of Jason Simon with JMP Securities. Go ahead please?

Jason Simon:	Thank you, hi guys.

Man:	Hi Jason.

Man:	Hi Jason.

Jason Simon:	Well the Professor nailed my question on the head, that being ASP so I’ll ask you a couple others.

First being the regulatory environment, where is I guess (CNHP) see in their evaluation process? Would you expect anything positive near term, in the immediate term, farther in? What’s really going to push the needle in your perspective in the North American market?

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John LaBoskey:	Actually I think what would be most interesting is if the insurance companies would step up to the plate and give some type of rebate because that gives it an economic incentive to drive the market faster.

As regards to regulation if you look at the Smart Air Bag, you know, it tends to be pushed out. So regulation would be nice but we think the market is actually going to move faster.

Charles Crocker:	I’d like to say that I think we would prefer it if regulation did not expand the market in the short run. I mean it is — it would simply impossible if we were swamped with some legislative demand that required further additional capacity.

Jason Simon:	Okay we just saw recently a positive independent report come out from an insurance well agent I guess - agency. Would that precipitate any movement by the insurance company do you think? Or is that, you know, being a little presumptuous?

John LaBoskey:	Well we would hope so but until it happens it — that would just be speculation.

Jason Simon:	Okay and I guess my second to my last question would be how long is it going to take you to ramp that extra million units? Would you say it’s going to take you a year? Is that what you’re implying?

Charles Crocker:	Could you repeat the question for us please?

Jason Simon:	Well you are going to be expanding another — an additional million units I guess from the 4.5 to the 5.5 million units by mid-year.

Man:	Yeah.

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Jason Simon:	Which would be June.

Asad Madni:	Yes.

Jason Simon:	Would you say that you started that in the summer and it’s going to take you about a year to ramp or would you say it’s going to take less time?

Asad Madni:	I think that it’s a continue ramp. It’s not an end point. The ramp is on a — on an ongoing basis.

Jason Simon:	Okay.

Asad Madni:	So.

Jason Simon:	I guess.

Asad Madni:	You will see there’s a continuous ramp up between now and summer of next year to getting to that capacity of 5.5 million

Jason Simon:	Okay so I guess.

Charles Crocker:	Let us just add for a moment the effects of this automation study because we are working very hard to look at automation and the opportunity to eliminate some of the bottlenecks in the existing production.

So it would be really hard to predict at this stage the effects of most of the additional capacity we are adding and the automation study that’s going on. And so the object of this obviously is to increase capacity and increase efficiency. And that we could get some quite substantial results from that.

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Jason Simon:	Okay so I guess what you’re saying is if you were to I guess expand an additional 1 million above the 5.5 million you’re saying it could take significantly less time basically?

Charles Crocker:	It’s — that is the potential.

Jason Simon:	Okay. Okay well thanks very much guys.

John LaBoskey:	Thank you.

Conference Coordinator:	Our next question is Sid Parakh with Robins Group. Go ahead sir.

Sid Parakh:	Yeah I just have a couple of follow up questions. Can you quantify what was the overtime cost associated in this quarter?

Man:	No.

Man:	No.

Sid Parakh:	Okay.

John LaBoskey:	I don’t think we want to go to that level of detail.

Sid Parakh:	Okay that’s fine. And also I don’t think you’d want to but can you sort of give us an idea of how much of revenues are you anticipating from the Newall acquisition in the First Quarter of ‘05?

John LaBoskey:	No all we can is annually we would expect around $12 million.

Sid Parakh:	Okay, all right thank you.

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Conference Coordinator:	We go next to (JD Pageant) with (Saunders Asset Management). Go ahead sir.

(JD Pageant):	Hey good morning guys.

Man:	Good morning (JD).

Man:	Good morning.

(JD Pageant):	I was hoping to delve in a little bit on this — the registration issue. I think it cost you a little bit of money in the June quarter as well right?

John LaBoskey:	And well it cost us processing fees but other than that it’s not a big issue as far as expense goes.

(JD Pageant):	Okay it was just some lost revenue from lower ASPs?

John LaBoskey:	Well yeah it’s lost revenue but we’re still getting the same margin that we would get if it was a higher revenue.

(JD Pageant):	Okay.

John LaBoskey:	That is the agreement that we’ve built into the current status. And because it’s a declining situation we believe that we will stick with that until it runs out.

(JD Pageant):	When will that run out?

John LaBoskey:	Probably in June/

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(JD Pageant):	Okay. And maybe this is my fault for not understanding but what was the issue? Why did you need to get registered there?

John LaBoskey:	I — (JD) I just don’t think it makes sense to go into the details of it anymore. It’s an issue that we believe is behind us now. We thought it would go one way. It went the other way so we’re moving on.

(JD Pageant):	Okay but by June we should get to a more normalized basis?

John LaBoskey:	Yes.

(JD Pageant):	Okay and then is there some I would guess impact on gross margins where if it’s a lower ASP but similar margin on that business it’s kind of helping your gross margin no?

John LaBoskey:	It is it is but the other effects are significantly more.

(JD Pageant):	Which other effects?

John LaBoskey:	The operating inefficiencies.

(JD Pageant):	Oh from doing that?

John LaBoskey:	No from running at capacity.

(JD Pageant):	Oh okay. So if that potential benefit starts to wane as we move through the next Fiscal Year hopefully the offset would be you’re just getting more efficient internally.

John LaBoskey:	Yes.

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(JD Pageant):	Okay. What do you think kind of once all these things normalize (unintelligible) hope to be driving corporate gross margins at?

John LaBoskey:	Well like I said before and, you know, it would be I think inappropriate for me to predict until we get to that point we can really see it.

(JD Pageant):	Do you get the sense that some of the inefficiencies that you’ve identified internally would be a larger positive impact than the whole positive impact from this registration thing?

John LaBoskey:	Yes.

(JD Pageant):	Okay hopefully it’s upward trajectory over time.

John LaBoskey:	Yes.

(JD Pageant):	Okay. And the $1.6 million charge I presume that’s pretax right?

John Laboskey:	Yes.

(JD Pageant):	Okay. So fair to strip that out and kind of get a sense for the gross margin level without that.

John LaBoskey:	Yes.

Asad Madni:	The gross margin actually was up by (6/10) of a percent if you factor out the $1.6 million.

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(JD Pageant):	Okay. And so the bulk of the growth sequentially in revenues that you expect in the December quarter would be from the acquisition then?

John LaBoskey:	No.

(JD Pageant):	Okay there’s some organic growth then?

John LaBoskey:	Yeah, the entire GyroChip shipment and the Newall acquisition and other things — others.

(JD Pageant):	What’s the — if demand is so tight right now what prevents you, you know, aside from looking to debottle lines and so forth, why not just throw more capital investment dollars at it as well?

Asad Madni:	I’m not sure I understood the question?

John LaBoskey:	Well it’s a process line and you can’t, you know, first of all these machines when you order them and there’s a lease time with them they’re reasonably specialized pieces of equipment and it’s a very specialized process. You can’t just drop these babies.

(JD Pageant):	So it’s all those factors that really prevent you from ramping capacity?

Charles Crocker:	Well and I would remind you that you’ve got to maintain your standards of quality, that a hiccup can cost you a unit. I mean we are really working 24-7 here to meet customer demands and also maintain the quality and.

John LaBoskey:	Before you can use that product you have to run it through validation for your customer to show that it is going to provide the quality and rate that they want.

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(JD Pageant):	Okay, that makes sense. That’s all I had. Thanks a lot.

Man:	Thanks (JD).

Woman:	Operator that concludes the question and answer period. We’re ready to wrap up. Are there any others pending?

Conference Coordinator:	Yes we have a final question from (Dave Doursimer). Go ahead sir.

(Dave Doursimer):	Thanks guys. One last follow up, just with respect to capacity do you need to change machines to change wafer sizes from 50 to 100 millimeters?

Asad Madni:	When the transition takes place from our 1.9 inch by 1.6-inch wafer to 100-millimeter wafer we will have to have some different handling equipment but fundamental processes will not change.

(Dave Doursimer):	And I would assume you would but do you also need to requalify when you make that change?

Asad Madni:	No it’s the same (fork).

Asad Madni:	We are not changing the sensor. We are not changing the process. The thing that will change will be the handling equipment that moves the wafer around.

Asad Madni:	Yeah the (boats) that move it around are the principal change?

Man:	Yes.

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Man:	In the new lines that you’re setting up are the purchases for those new handling pieces of equipment?

Asad Madni:	No.

Asad Madni:	No, the 100 millimeter effort is a (unintelligible) effort that in no way will be introduced until it has been completely verified offline and will be introduced in conjunction with our customer in a seamless way. It’ll all be proofed offline.

(Dave Doursimer):	Right, what is the risk in the switch?

Asad Madni:	Well I think that once it’s proofed offline then it’s just a matter of integrating it. So it’s essentially is going to be like a (baton) relay. We will proof it offline. Simultaneously both will run and then a (condition) will be in place.

Man:	It’s the only way we can do it.

(Dave Doursimer):	And there’s no increase defects or associated with, you know, changing — I guess I’m not as familiar with quartz when I look at.

Asad Madni:	No not really and on the contrary we expect that a circular 100 millimeter wafer will lend itself much better to handling and less breakage than a rectangular wafer.

(Dave Doursimer):	Lastly any timing on when that — when you expect that to be completed?

Asad Madni:	At this point I don’t think so. Right now we are going through our initial processes. It’s — it will worked with the customer. We will make sure that we can prove that all the performances are coming out exactly the way it’s

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anticipated. But I think, you know, the activity for that will be quite strong in 2005.

(Dave Doursimer):	All right thank you guys.

Asad Madni:	Thank you.

Woman:	And that concludes our presentation of Fourth Quarter in Fiscal 2004 Earnings for BEI Technologies.

Thank you very much for your attention this morning and we look forward to checking in with you in a quarter. Good-bye now.

Conference Coordinator:	That does conclude today’s conference. We appreciate your participation and you may now disconnect your lines.

END